EXHIBIT 99.1

                       UNITED STATES CELLULAR CORPORATION

                        1997 EMPLOYEE STOCK PURCHASE PLAN


SECTION 1.  ESTABLISHMENT; PURPOSE; SCOPE.

                  United States Cellular Corporation hereby establishes the United States Cellular Corporation 1997 Employee Stock Purchase Plan to encourage and facilitate the purchase of Common Shares of the Company by eligible employees. The Plan is intended to provide a further incentive for eligible employees to promote the best interests of the Controlled Group and an additional opportunity to participate in its economic progress. It is the intention of the Company to have the Plan qualify as an "employee stock purchase plan" within the meaning of section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), and provisions of the Plan shall be construed in a manner consistent with the Code.


SECTION 2.  DEFINITIONS; CONSTRUCTION.

                  As used in this Plan, as of any time of reference, and unless the context otherwise requires:

                  (a) "Affiliate" means any trade or business entity which is a member of the same controlled group (as described in section 414(b) and (c) of the Code) with Telephone and Data Systems, Inc. ("TDS"), any organization that is a member of an affiliated service group (as described in section 414(m) of the Code) with TDS or such a trade or business, or any other entity required to be aggregated with TDS pursuant to final regulations under section 414(o) of the Code.

                  (b) "Benefits Representative" means the Benefits Department of TDS located in Middleton, Wisconsin, or such other person or persons designated by the Committee to assist the Committee with the administration of the Plan.

                  (c) "Board" means the Board of Directors of the Company as from time to time constituted.

                  (d) "Common Shares" means the common shares of the Company, par value $1.00 per share.

                  (e) "Company" means United States Cellular Corporation, a Delaware corporation, and any successor thereto.

                  (f) "Compensation" means an employee's "Compensation" as defined in Section 4.2(a) of the Telephone and Data Systems, Inc. Tax-Deferred Savings Plan, as amended from time to time, determined without regard to the limitation on compensation which is taken into account under such plan pursuant to section 401(a)(17) of the Code.

                  (g) "Controlled Group" means the Company and its Subsidiaries.

                  (h)      "Effective Date" means January 1, 1997.

                  (i) "Employee Stock Purchase Account" means the account established pursuant to Section 5(c) of the Plan to hold a Participant's payroll deduction contributions.


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                  (j)      "Employer" means the Company and any corporation that
is a member of the Controlled Group that adopts the Plan as of the effective date, with the prior approval of the Company, and each corporation which subsequently becomes a member of the Controlled Group and adopts the Plan, with the prior approval of the Committee.

                  (k) "Entry Date" means January 1, 1997, and each subsequent April 1, July 1, October 1 and January 1.

                  (l) "Participant" means any employee of an Employer who meets the eligibility requirements of Section 4, and has elected to participate in the Plan as described in such Section. An individual shall cease to be a Participant as of the date he terminates employment with all Employers and Affiliates, for whatever reason.

                  (m) "Plan" means the United States Cellular Corporation 1997 Employee Stock Purchase Plan herein set forth, and any amendment or supplement thereto.

                  (n) "Purchase Date" means June 30, 1997, December 31, 1997, June 30, 1998 or December 31, 1998, as the case may be.

                  (o) "Purchase Period" means a semi-annual period ending on a Purchase Date.

                  (p) "Purchase Price" means, with respect to a Purchase Date, 85 percent of the closing price of a Common Share on the American Stock Exchange on such date, or if such date is not a trading day, 85 percent of the closing price of a Common Share on the American Stock Exchange on the next preceding trading day; provided that if such price includes a fraction of a cent, the Purchase Price shall be rounded up to the next whole cent.

                  (q) "Subsidiary" means, with respect to an entity, a corporation (other than the entity) in an unbroken chain of corporations beginning with the entity if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

                  (r) "Termination Date" means the earliest of (i) December 31, 1998, (ii) such earlier date on which the Board terminates the Plan and
(iii) the Purchase Date on which all shares available for issuance under the Plan shall have been purchased by Participants under the Plan.

The masculine gender, when appearing in this Plan, shall be deemed to include the feminine gender unless the context clearly indicates to the contrary. The words "hereof," "herein," and "hereunder," and other similar compounds of the word "here," shall mean and refer to the entire Plan and not to any particular provision or section of this document.


SECTION 3.  ADMINISTRATION.

                  This Plan shall be administered by the 1997 Employee Stock Purchase Plan Committee (hereinafter referred to as the "Committee"), the members of which shall be individuals selected by the Board who do not satisfy the eligibility requirements of Section 4 hereunder. The Committee shall be comprised of LeRoy T. Carlson, Jr. and Murray L. Swanson. Subject to the express provisions hereof, the Committee shall have complete authority to interpret this Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations necessary or advisable for the administration of this Plan. The Committee's determinations on the matters referred to in this paragraph shall be conclusive. No member of the Committee shall be personally liable for any decision or determination made in good faith under the Plan.

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SECTION 4.  ELIGIBILITY AND PARTICIPATION.

                  (a) Any employee of an Employer shall be eligible to participate in the Plan as of the first Entry Date following such employee's satisfaction of the eligibility service requirement, or, if later, the first Entry Date following the date on which the employee's Employer adopted the Plan. For purposes of this subsection, an Employee shall have satisfied the eligibility service requirement if he has completed at least three months of continuous service with an Employer. For the sole purpose of calculating length of service under the Plan, employees shall be credited with service for an Employer, an Affiliate and any other member of the Controlled Group (even though such service may have been performed prior to the Company's acquisition of such member or prior to the time such Affiliate became an Affiliate). No eligibility provision hereof shall permit or deny participation in the Plan in a manner contrary to the applicable requirements of the Code and the regulations promulgated thereunder.

                  (b) At least 15 days (or such other period as may be prescribed by the Committee) prior to the first Entry Date as of which an employee is eligible to participate in the Plan as described in subsection (a) of this Section, the employee shall execute and deliver to the Benefits Representative an application on the prescribed form specifying his chosen rate of payroll deduction contributions described in Section 5. Such application shall authorize his Employer to reduce the employee's Compensation by the amount of any such payroll deduction contributions. The application shall also evidence the employee's acceptance of and agreement to all provisions of this Plan. An employee who fails timely to file an application described in this subsection shall not be eligible to commence participation in the Plan as of any subsequent Entry Date.

                  (c) If a Participant is transferred from one Employer to another Employer, such transfer shall not terminate the Participant's participation in the Plan. Such transferred employee may continue to make payroll deduction contributions under the Plan provided such Participant completes such forms as the Committee may require, if any, in the time and manner prescribed by the Committee.

                  (d) If an individual terminates employment with all Employers and Affiliates so as to discontinue participation in the Plan, and such individual is subsequently reemployed by an Employer, such individual shall be required to satisfy the eligibility service requirement described in subsection (a) of this Section as if he were a new employee.

                  (e) Notwithstanding anything herein to the contrary, no employee shall be entitled to participate in the Plan if such employee, immediately after the grant of an option would own shares (including shares which may be purchased under the Plan) possessing five percent or more of the total combined voting power or value of all classes of stock of the Company, any of its Subsidiaries, TDS or any of TDS' Subsidiaries actually issued and outstanding immediately after such grant. For purposes of the foregoing sentence, the rules of stock attribution set forth in section 424(d) of the Code shall apply in determining share ownership. In addition, no member of the Committee shall be eligible to participate in the Plan.


SECTION 5.  PARTICIPANT CONTRIBUTIONS.

                  (a) Each Participant may elect, in the manner described in Section 4, to make payroll deduction contributions under the Plan in an amount equal to a whole percentage not less than 1 and not more than 15 percent of such Participant's Compensation for each payroll period, beginning with the first pay date which occurs on or after the Entry Date as of which such Participant commences participation in the Plan.

                  (b) At least 15 days (or such other period as may be prescribed by the Committee) prior to any Entry Date, a Participant shall have the right to elect to decrease his designated rate of payroll deductions under the Plan by executing and delivering to the Benefits Representative an application on the prescribed form specifying his chosen rate of payroll deduction contributions. An election by a Participant to decrease his designated rate of payroll

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deductions to 0% of his Compensation shall be deemed an election to abandon his right to purchase Common Shares under the Plan, as described in Section 8. A Participant shall not have the right to elect to increase his designated rate of payroll deductions under the Plan.

                  (c) All payroll deductions in the possession of the Company shall be segregated from the general funds of the Company. The Committee shall cause to be established a separate Employee Stock Purchase Account on behalf of each Participant to hold his payroll deduction contributions made under the Plan. Such accounts shall be solely for accounting purposes, and there shall be no segregation of assets among the separate accounts. Such accounts shall not be credited with interest or other investment earnings. Each Employee Stock Purchase Account shall be restricted to the uses provided herein until such time as the Company issues certificates to Participants purchasing Common Shares under the Plan.


SECTION 6.  PURCHASE OF COMMON SHARES.

                  (a) Subject to a Participant's right of abandonment described in Section 8 of the Plan, the balance of each Participant's Employee Stock Purchase Account shall be applied on each Purchase Date to purchase the number of whole Common Shares determined by dividing the balance of such Participant's Employee Stock Purchase Account as of such date by the Purchase Price. The Participant's Employee Stock Purchase Account shall be debited accordingly. No fractional shares shall be issued under the Plan. Any balances remaining in Participants' accounts attributable to fractional shares shall remain credited to such accounts so that such remaining balances shall be available to purchase shares on the next Purchase Date; provided that such amounts shall be refunded to Participants upon termination of the Plan.

                  (b) If the employment of an individual who is a Participant in the Plan is transferred to an Affiliate that is not an Employer, then the Participant's payroll deductions shall be suspended and the balance of the Participant's Employee Stock Purchase Account shall be applied to purchase Common Shares on the Purchase Date next occurring after the effective date of such transfer, except to the extent the individual abandons his election to purchase Common Shares as described in Section 8. Upon the Participant's transfer from such Affiliate back to an Employer, the Participant's payroll deduction contributions shall resume in accordance with the most recent election made by the Participant pursuant to Section 5, provided such Participant completes such forms as the Committee may require, if any, in the time and manner prescribed by the Committee.

                  (c) Upon termination of employment because of the Participant's retirement, the balance of the Participant's Employee Stock Purchase Account shall be refunded to the Participant as soon as administratively practicable following such termination of employment; provided, however, that if the date of such termination of employment occurs during the three-month period ending on the next Purchase Date, the balance of the Participant's Employee Stock Purchase Account shall be applied to purchase Common Shares for the Participant as of the Purchase Date next occurring after the Participant's retirement, unless the Participant elects, in the manner prescribed by the Committee, to abandon all or a portion of such purchase of Common Shares on or before the earlier of the 15th day (or such shorter period prescribed by the Committee) prior to the Purchase Date next occurring after the Participant's retirement.

                  (d) Upon termination of employment because of the Participant's death, the balance of the Participant's Employee Stock Purchase Account, after crediting such account with payroll deductions for any Compensation due and owing, shall be applied to purchase Common Shares for the beneficiary designated by the Participant in accordance with procedures prescribed by the Committee, or if no such beneficiary designation is in effect with respect to such Participant, the Participant's estate, as of the Purchase Date next occurring after the Participant's death, unless the Participant's designated beneficiary or estate, as the case may be, elects, in the manner prescribed by the Committee, to abandon all or a portion of such purchase of Common Shares on or before the earlier of (i) the 15th day (or such shorter period prescribed by the Committee) prior to the Purchase Date next occurring

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after the Participant's death and (ii) the 90th day after the Participant's death, or such other period as established by the Committee.

                  (e) Upon termination of employment with all Employers for any reason other than as a result of a transfer of employment to an Affiliate as described in subsection (b) of this Section, retirement as described in subsection (c) of this Section, or death as described in subsection (d) of this Section, the Participant's participation in the Plan shall cease and the entire balance of the Participant's Employee Stock Purchase Account shall be refunded to him as soon as administratively practicable.

                  (f) Notwithstanding any provision of this Plan to the contrary, if the number of shares to be purchased by a Participant on any Purchase Date is less than ten, the Participant shall not be permitted to purchase any Common Shares as of such Purchase Date. The balance remaining in such Participant's Employee Stock Purchase Account shall be treated in the same manner as account balances attributable to fractional shares, as described in subsection (a) of this Section.

                  (g) Notwithstanding any provision of this Plan to the contrary, a Participant shall in no event be permitted to purchase in any calendar year more than the number of shares determined by dividing $25,000 by the closing price of a Common Share on the American Stock Exchange on the Effective Date (or if such date is not a business day, the first day preceding such date that is a business day). Any portion of the balance of a Participant's Employee Stock Purchase Account in excess of the amount necessary to purchase shares on a Purchase Date in excess of the foregoing limitation shall be treated in the same manner as account balances attributable to fractional shares, as described in subsection (a) of this Section. The maximum share limitation prescribed by this Section shall be subject to adjustment as described in Section 11.

                  (h) Notwithstanding any provision of the Plan to the contrary, the maximum number of shares which shall be available for purchase under the Plan shall be 130,000 Common Shares, subject to adjustment as provided in Section 11. The Common Shares to be sold under this Plan may, at the election of the Company, be treasury shares, shares originally issued for such purpose or shares purchased by the Company. In the event the amount of shares to be purchased on behalf of all Participants collectively exceeds the shares available for purchase under the Plan, the number of Common Shares to be purchased by each Participant under this Section shall be reduced in the manner prescribed by this subsection, or such other method which the Committee determines to be equitable, in its sole discretion. The Committee shall determine the deferral percentage (referred to herein as the "maximum deferral percentage") permissible for Participants under which the amount of shares to be purchased on behalf of all Participants collectively equals the shares available for purchase under the Plan. Such maximum deferral percentage need not be expressed as a whole percentage. The payroll deduction contributions made by each Participant whose elected deferral percentage described in Section 5(a) is higher than such maximum deferral percentage shall be reduced so that each such Participant's deferral percentage equals such maximum deferral percentage, and each such Participant's excess payroll deduction contributions shall be refunded to such Participant as soon as administratively practicable.

                  (i) Notwithstanding any provision contained herein to the contrary, no Participant shall be granted an option to purchase shares under the Plan that permits the Participant to purchase shares in any calendar year under the Plan and other employee stock purchase plans (within the meaning of section 423 of the Code) of the Company, its Subsidiaries, TDS and TDS' Subsidiaries with an aggregate fair market value (determined at the time such option is granted) in excess of $25,000, all determined in the manner provided by section 423(b)(8) of the Code. Any portion of the balance of a Participant's Employee Stock Purchase Account that is not applied to purchase Common Shares due to the application of this subsection shall be treated in the same manner as amounts attributable to fractional shares, as described in subsection (a) of this Section.

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SECTION 7.  ISSUANCE OF CERTIFICATES.

                  As soon as administratively practicable after each Purchase Date, the Company shall purchase or issue Common Shares, in its sole discretion, and each Participant shall be issued a certificate representing the Common
Shares purchased by him under the Plan on such date.   Shares to be delivered to
a Participant under the Plan shall be registered in the name of the Participant or, if the Participant so directs by written notice to the Benefits Representative prior to the issuance thereof, in the names of the Participant and one other person as the Participant may designate, as joint tenants with right of survivorship. Such a joint tenancy designation shall not apply to shares purchased after a Participant's death by the Participant's beneficiary or estate, as the case may be.


SECTION 8.  PARTICIPANT'S RIGHT TO ABANDON PURCHASE OF SHARES.

                  At any time during a Purchase Period, but in no event later than 15 days (or such shorter period prescribed by the Committee) prior to a Purchase Date, a Participant may elect to abandon his election to purchase Common Shares under the Plan. Such abandonment election shall be made on forms prescribed by the Committee and delivered to the Benefits Representative. Upon a Participant's election to abandon pursuant to this Section, the amount credited to the Participant's Employee Stock Purchase Plan Account shall be refunded to the Participant as soon as is administratively practicable, and such Participant's participation in the Plan shall be terminated.


SECTION 9.        SUSPENSION ON ACCOUNT OF EMPLOYEE'S HARDSHIP WITHDRAWAL.

                  If a Participant makes a hardship withdrawal from the Telephone and Data Systems, Inc. Tax-Deferred Savings Plan or any other plan with a cash or deferred arrangement qualified under section 401(k) of the Code which plan is sponsored, or participated in, by any Employer, such Participant shall be suspended from making payroll deductions under this Plan for a period of twelve months from the date of such withdrawal. The balance of such Participant's Employee Stock Purchase Account shall be applied to purchase Common Shares on the Purchase Date next occurring after the effective date of such withdrawal, except to the extent the Participant abandons his election to purchase Common Shares as described in Section 8, or discontinues participation in this Plan on account of the Participant's termination of employment. After the expiration of such twelve-month period, the Participant's payroll deduction contributions shall automatically resume in accordance with the most recent election made by the Participant pursuant to Section 5, unless he has abandoned his election to purchase Common Shares as described in Section 8.


SECTION 10.  RIGHTS NOT TRANSFERABLE.

                  The right to purchase Common Shares under this Plan shall not be transferable by any Participant other than by will or the laws of descent and distribution, and must be exercisable, during his lifetime, only by the Participant.


SECTION 11.  CHANGES IN THE COMPANY'S CAPITAL STRUCTURE.

                  (a) The existence of the Plan shall not affect in any way the right or power of the Company or its shareholders to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock that affects the Common Shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

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                  (b)      If, during the term of the Plan, the Company shall
effect (i) a distribution or payment of a dividend on its Common Shares in shares of the Company, (ii) a subdivision of its outstanding Common Shares by a stock split or otherwise, (iii) a combination of the outstanding Common Shares into a smaller number of shares by a reverse stock split or otherwise, or (iv) an issuance by reclassification or other reorganization of its Common Shares (other than by merger or consolidation) of any shares of the Company, then each Participant shall be entitled to receive upon the purchase of shares pursuant to this Plan such shares of the Company which the Participant would have owned or would have been entitled to receive after the happening of such event had the Participant purchased Common Shares pursuant to the Plan immediately prior to the happening of such event. If any other event shall occur that, in the judgment of the Board, necessitates adjusting the Offering Price, the number of Common Shares offered or other terms of the Plan, the Board shall take any action that in its judgment shall be necessary to preserve each Participant's rights substantially proportionate to the rights existing prior to such event. To the extent that any event or action pursuant to this paragraph shall entitle Participants to purchase additional Common Shares or other shares of the Company, the shares available under this Plan shall be deemed to include such additional Common Shares or such other shares of the Company.

                  (c) In the event of a merger of one or more corporations into the Company, or a consolidation of the Company and one or more corporations in which the Company shall be the surviving corporation, each Participant in the Plan shall, at no additional cost, be entitled, upon his payment for all or part of the Common Shares purchasable by him under the Plan, to receive (subject to any required action by shareholders) in lieu of the number of Common Shares which he was entitled to purchase, the number and class of shares of stock or other securities to which such holder would have been entitled pursuant to the terms of the agreement of merger or consolidation if, immediately prior to such merger or consolidation, such holder had been the holder of record of the number of Common Shares equal to the number of shares paid for by the Participant.

                  (d) If the Company is merged into or consolidated with another corporation under circumstances where the Company is not the surviving corporation, or if the Company sells or otherwise disposes of substantially all its assets to another corporation during the term of the Plan: (i) subject to the provisions of clause (ii) below, after the effective date of such merger, consolidation or sale, as the case may be, each holder of a right to purchase shall be entitled to receive, upon his payment for all or part of the Common Shares purchasable by him under the Plan and receive in lieu of Common Shares, shares of such stock or other securities as the holders of Common Shares received pursuant to the terms of the merger, consolidation or sale; and
(ii) all outstanding rights to purchase may be cancelled by the Board as of the effective date of any such merger, consolidation or sale, provided that (i) notice of such cancellation shall be given to each Participant and (ii) each such Participant shall have the right to purchase, during a 30-day period preceding the effective date of such merger, consolidation or sale, all or any part of the shares allocated to him under the terms of the Plan.

                  (e) Except as hereinbefore expressly provided, the issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Common Shares then available for purchase under the Plan.


SECTION 12.  SHAREHOLDER APPROVAL.

                  The Plan is subject to the approval of a majority of the votes cast on the matter by the shareholders of the Company within twelve months before or after its adoption by the Board.

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SECTION 13.  RIGHTS OF A SHAREHOLDER.

                  No Participant shall have rights or privileges of a shareholder of the Company with respect to shares purchasable under this Plan unless and until the Participant shall become the holder of record of one or more Common Shares.


SECTION 14.  NO REPURCHASE OF COMMON SHARES BY COMPANY.

                  The Company is not obligated to repurchase any Common Shares acquired under the Plan.


SECTION 15.  AMENDMENT OF THE PLAN.

                  The Board may at any time, and from time to time, amend the Plan in any respect, except that, without the approval of the shareholders of the Company, no amendment may be made that changes the number of shares to be reserved under the Plan (other than as provided in Section 11), or that would otherwise require shareholder approval.


SECTION 16.  TERMINATION OF THE PLAN.

                  While it is intended that the Plan remain in effect for the term of the Plan, the Board may terminate the Plan at any time in its discretion. Upon termination of the Plan, the Committee shall terminate payroll deductions and shall apply the balance of each Participant's Employee Stock Purchase Account to purchase Common Shares as described in Section 6 as if such termination date were a Purchase Date under the Plan. Notwithstanding the foregoing, upon termination of the Plan, a Participant may elect, in the time and manner prescribed by the Committee, to abandon his right to purchase all or a portion of the Common Shares purchasable by him. As soon as administratively practicable after the termination of the Plan, the Committee shall refund to the Participant any amount in his Employee Stock Purchase Plan Account which has not been applied to purchase Common Shares, or, in the case of a Participant who elects to abandon his right to purchase Common Shares, the entire balance of such account or the applicable portion thereof.

                  Notwithstanding any provision in the Plan to the contrary, the Plan shall automatically terminate as of the Purchase Date on which all shares available for issuance under the Plan shall have been purchased by Participants under the Plan.


SECTION 17.  COMPLIANCE WITH STATUTES AND REGULATIONS.

                  The sale and delivery of Common Shares under the Plan shall be in compliance with relevant statutes and regulations of governmental authorities, including state securities laws and regulations, and with the regulations of applicable stock exchanges.


SECTION 18.  GOVERNING LAW.

                  This Plan and all determinations made hereunder and action taken pursuant hereto shall be governed by the laws of the State of Delaware and construed in accordance therewith.

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SECTION 19.  COMPANY AS AGENT FOR THE EMPLOYERS.

                  Each Employer, by adopting the Plan, appoints the Company and the Board as its agents to exercise on its behalf all of the powers and authorities hereby conferred upon the Company and the Board by the terms of the Plan, including, but not by way of limitation, the power to amend and terminate the Plan. The authority of the Company and the Board to act as such agents shall continue for as long as necessary to carry out the purposes of the Plan.



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